                                                                                          Norfolk Southern Corporation, Three Commercial Place, Norfolk, Va. 23510-2191

                                                            FOR IMMEDIATE RELEASE

                                                            April 23, 2014

Norfolk Southern reports first-quarter 2014 results

NORFOLK, VA. – Norfolk Southern reported first-quarter net income of $368 million, or $1.17 per diluted share, compared with $450 million, or $1.41 per diluted share, earned in the same period of 2013. First-quarter 2013 net income included a $60 million, or $0.19 per diluted share, gain from a land sale.

First-Quarter 2014 Results

“Following the extreme winter weather across the U.S. rail network which impacted first-quarter results, we are seeing a rebound in shipments across all of our business,” said Norfolk Southern CEO Wick Moorman. “Our people responded admirably to meet the challenges of the harsh conditions, and we remain focused on delivering superior service to our customers.”

Railway operating revenues were $2.7 billion, 2 percent lower compared with first-quarter 2013, and shipment volumes decreased 1 percent.

First-Quarter Revenue by Commodity

For the first quarter, general merchandise revenues were $1.6 billion, 1 percent higher than the same period last year, despite overall volume declining 1 percent. Increased crude and

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liquefied petroleum gas shipments were offset by declines in automotive, metals/construction, and paper/forest shipments.

Intermodal revenues improved 4 percent, to $596 million, compared with first-quarter 2013. Growth primarily in domestic business pushed traffic volume up 3 percent in the quarter compared with the same period of 2013.

First-quarter coal revenues were $541 million, 15 percent lower compared with the same quarter of 2013, the result of a 13 percent volume decrease due primarily to lower utility and export shipments.

Railway operating expenses for the first quarter were $2 billion, 1 percent lower than in the same period of 2013.

Income from railway operations was $667 million, 3 percent lower compared with first-quarter 2013.

The quarterly railway operating ratio, or operating expenses as a percentage of revenue, was 75.2 percent versus 74.8 percent in the same period of 2013.

Norfolk Southern Corporation (NYSE: NSC) is one of the nation’s premier transportation companies. Its Norfolk Southern Railway Company subsidiary operates approximately 20,000 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers. Norfolk Southern operates the most extensive intermodal network in the East and is a major transporter of coal, automotive, and industrial products.

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Norfolk Southern contacts:

(Media) Frank Brown, 757-629-2710 (fsbrown@nscorp.com)

(Investors) Michael Hostutler, 757-629-2861 (michael.hostutler@nscorp.com)